Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” in the Registration Statement (Form S-3) and related Prospectuses of Phathom Pharmaceuticals, Inc. for the registration of common stock, preferred stock, debt securities, warrants or units, and to the incorporation by reference therein of our report dated March 19, 2020, with respect to the combined financial statements of Phathom Pharmaceuticals, Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2019, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

San Diego, California

November 10, 2020